UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 21, 2006
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
On June 21, 2006, the Board of Directors of F.N.B. Corporation (the Corporation) approved changes to its retirement program which are designed to better align the Corporation’s retirement program with those prevailing among companies in the Corporation’s peer group. These actions were also taken in response to the changes proposed by the Financial Accounting Standards Board affecting accounting for retirement obligations. Effective January 1, 2007, the Corporation will change the accrued pension benefits of its employees participating in the defined benefit plan and shift to a broader reliance on the benefits provided in its newly enhanced 401(k) savings plan. The Corporation will continue to provide a defined benefit plan which preserves all accrued benefits for current employees. Additionally, after January 1, 2007, the Corporation will no longer supplement medical coverage for retirees between the ages of 62-65. This change to medical coverage for retirees will not affect employees age 60 or older as of January 1, 2007, or existing retirees. Other changes to the plans include the following:
X	Salaried employees who participate in the defined benefit plan will stop accruing future benefits under the current final average base pay formula and will receive a modified future benefit based on 1% of base pay and other earnings previously not included in current pension calculations for future years of service.

X	The normal retirement age under the plan will shift from 62 to 65.

X	In addition to the existing company match, all salaried and hourly employees will receive an automatic annual contribution to their 401(k) accounts equal to 2% of pay. F.N.B. will ensure 100% employee participation in its 401(k) plan by opening accounts for all employees who do not currently contribute to the plan and provide those employees this automatic contribution.

X	All employees will receive additional performance based contributions to their 401(k) accounts if the Corporation achieves certain target performance levels.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/Brian F. Lilly
Name:	Brian F. Lilly
Title:	Chief Financial Officer (Principal Financial Officer)

Dated: June 26, 2006